                             PERFORMANCE FUNDS TRUST
                             SMALL CAP FUND
                             EXHIBIT 16
                             TOTAL RETURN

                             DATE AS OF: 11/30/97


   AGGREGATE TOTAL RETURN

   T = (ERV/P) - 1

   WHERE:       T   = TOTAL RETURN

                ERV = REDEEMABLE VALUE AT THE END OF THE PERIOD OF A
                      HYPOTHETICAL $1,000 INVESTMENT MADE AT THE BEGINNING OF THE PERIOD.

                P   = A HYPOTHETICAL INITIAL INVESTMENT OF $1,000.

   EXAMPLE:

     SINCE INCEPTION:  ( 10/01/97 TO     11/30/97 ):
                       (   920.09 /1,000) - 1 =           -7.99%
     YEAR TO DATE:     ( 10/01/97 TO     11/30/97 ):
                       (   920.09 /1,000) - 1 =           -7.99%
     MONTHLY:          ( 10/31/97 TO     11/30/97 ):
                       (   977.68 /1,000) - 1 =           -2.23%